Exhibit 99.24

CONSOLIDATING ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (UNAUDITED) (a)(b)

FOR THE SIX MONTHS ENDED JUNE 30, 2013, 2012 AND 2011

(IN THOUSANDS)

	Six Months Ended June 30, 2013			Six Months Ended June 30, 2012			Six Months Ended June 30, 2011
	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Total (recast)	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Total (recast)	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Total (recast)
Net income	$66,282	$13,889	$80,171	$39,887	$11,860	$51,747	$22,788	$4,929	$27,717
Adjusted for:
Depreciation and amortization of property and equipment	102,859	8,891	111,750	100,783	9,577	110,360	101,911	5,910	107,821
Amortization of intangibles	8,407	—	8,407	8,518	—	8,518	9,344	—	9,344
Interest expense	49,334	1,790	51,124	62,329	2,099	64,428	74,132	1,658	75,790
Derivative interest expense	1,094	—	1,094	4,653	—	4,653	8,683	—	8,683
Interest income	(1,090)	(47)	(1,137)	(836)	(33)	(869)	(938)	(38)	(976)
Income tax expense	41,501	149	41,650	18,228	259	18,487	15,806	88	15,894

EBITDA	$268,387	$24,672	$293,059	$233,562	$23,762	$257,324	$231,726	$12,547	$244,273

Non-cash impairments (c)	—	—	—	1,065	—	1,065	—	—	—
Non-cash equity compensation (d)	1,378	120	1,498	2,733	123	2,856	4,743	88	4,831
Loss on debt extinguishment (e)	5,044	—	5,044	22,219	—	22,219	—	—	—

Adjusted EBITDA	$274,809	$24,792	$299,601	$259,579	$23,885	$283,464	$236,469	$12,635	$249,104

(a)	We define Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest and derivative interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) non-cash equity compensation expense, (v) non-cash impairments, (vi) other special non-cash items, and (vii) excludable transaction costs. We believe that Adjusted EBITDA is a relevant measure for estimating the cash generated by our operations that would be available to cover capital expenditures, taxes, interest and other investments and that it enhances an investor’s understanding of our financial performance. We use Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. Our method of computing Adjusted EBITDA is consistent with that used in our senior secured credit agreement for covenant compliance purposes and may differ from similarly titled measures of other companies. Adjusted EBITDA is not a recognized measure under GAAP. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, net income, cash flow from operations, operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows as a measure of liquidity.
(b)	On August 6, 2013, Swift Transportation Company (the “Company” or “Swift”) entered into a Stock Purchase Agreement with the shareholders of Central Refrigerated Transportation, Inc. (“Central”), pursuant to which the Company acquired all of the outstanding capital stock of Central (the “Acquisition”) in a cash transaction valued at $225 million. Mr. Jerry Moyes, the Chief Executive Officer and controlling stockholder of Swift, was the majority shareholder of Central. Given Mr. Moyes’ majority ownership in both Swift and Central, the Acquisition is accounted for as a combination of entities under common control similar to the pooling of interest method. Under common control accounting, the historical results of Central have been combined with Swift’s. The above Consolidating Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization for the six months ended June 30, 2013, 2012 and 2011 reflects the combination of the entities as if the Acquisition was effective on January 1, 2011.
(c)	Real property with a carrying amount of $1.7 million was written down to its fair value of $0.6 million, resulting in a pre-tax impairment charge of $1.1 million in the first quarter of 2012.
(d)	Represents recurring non-cash equity compensation expense, on a pre-tax basis. In accordance with the terms of our senior credit agreement, this expense is added back in the calculation of Adjusted EBITDA for covenant compliance purposes
(e)	On March 7, 2013, the Company entered into a Second Amended and Restated Credit Agreement (“2013 Agreement”). The 2013 Agreement replaced the then-existing first lien term loan B-1 and B-2 tranches under the Amended and Restated Credit Agreement (“2012 Agreement”) entered into on March 6, 2012 with outstanding principal balances of $152.0 million and $508.0 million, respectively, with new first lien term loan B-1 and B-2 tranches with face values of $250.0 million and $410.0 million, respectively. The replacement of the 2012 Agreement resulted in a loss on debt extinguishment of $5.0 million in the first quarter of 2013, representing the write-off of the unamortized original issue discount and deferred financing fees associated with the 2012 Agreement. On May 21, 2012, the Company completed the call of its remaining $15.2 million face value 12.50% fixed rate notes due May 15, 2017, at a price of 106.25% of face value pursuant to the terms of the indenture governing the notes, resulting in a loss on debt extinguishment of $1.3 million, representing the call premium and write-off of the remaining unamortized deferred financing fees. The Company entered into the 2012 Agreement on March 6, 2012, which replaced the then-existing, remaining $874 million face value first lien term loan, maturing in December 2016, resulting in a loss on debt extinguishment of $20.9 million in the first quarter of 2012 representing the write-off of the unamortized original issue discount and deferred financing fees associated with the original term loan.